MEMORANDUM

DATE:	November 17, 2000
TO:	File
FROM:	Joanna McFarlane
RE:	Item 77(i): Form N-SAR for Fidelity Aberdeen Street Trust

Pursuant to a Board approved vote on July 20, 2000, Fidelity Aberdeen Street Trust commenced a new series of shares Fidelity Freedom 2040 Fund on September 7, 2000.